Exhibit 3.043

ARTICLES OF INCORPORATION

OF

ENERGY PROTECTION INSURANCE COMPANY

STATE OF VERMONT

Secretary of State’s Office

Filed                  , 20

Secretary of State

Filing Fee of $             has been paid

ARTICLES OF INCORPORATION
OF
ENERGY PROTECTION INSURANCE COMPANY

ARTICLE I
Name

The name of the corporation shall be Energy Protection Insurance Company.

ARTICLE II
Registered Office and Registered Agent

The initial registered office of the corporation shall be 400 Cornerstone Drive, Suite 240, Town of Williston, County of Chittenden, State of Vermont 05495, and the initial registered agent at such address shall be CT Corporation System.

ARTICLE III
Purpose

This corporation is a Vermont general corporation, organized for the purpose of writing insurance and reinsurance as a captive insurance company pursuant to Title 8, Vermont Statutes Annotated, Chapter 141, Captive Insurance Companies, conducting all activities necessary or incidental to the foregoing, and engaging in any other lawful business or activity.

ARTICLE IV
Authorized Shares

The aggregate number of shares the corporation shall have authority to issue is: One Million (1,000,000) shares of one class of shares, said class consisting of voting common shares. The sole class of shares shall have unlimited voting rights and shall be entitled to receive the net assets of the corporation upon dissolution.

ARTICLE V
Shareholder Action Without Meeting

Action required or permitted to be taken by the shareholders of a corporation at a shareholders’ meeting may be taken without a meeting if the action is taken by the holders of at least a majority of all of the shares entitled to vote on the action, and if each shareholder is given prior notice of the action proposed to be taken. Each action must be evidenced by one or more written consents describing the action taken, signed by the holders of at least a majority of the shares, and filed in the corporate minute book. Prompt notice of any action taken by less than unanimous written consent in lieu of a meeting shall be given to all shareholders entitled to vote on such action.

ARTICLE VI
Greater Quorum or Voting Requirements for Shareholders

The shareholders of the corporation may adopt or amend a bylaw that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by these Articles or the Vermont Business Corporation Act.

ARTICLE VII
Director Liability

To the extent permitted by Section 2.02(b)(4) of the Vermont Business Corporation Act, as the same may be supplemented, replaced or amended, no director of the corporation shall be personally liable to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her own duties in accordance with Section 8.30 of the Vermont Business Corporation Act, as the same may be supplemented, replaced, or amended.

ARTICLE VIII
Effective Date

These Articles of Incorporation shall be effective as of the date of filing.

ARTICLE IX
Incorporators

The name and address of each incorporator is:

Name	Address

Alan D. Port	151 Ledge Road
Burlington, VT 05401

Stephanie J. Mapes	426 South Winooski Avenue
Burlington, VT 05401

Peter J. McDougall	69 Joy Drive, #B2
South Burlington, VT 05403

Executed by the undersigned incorporators as of this 28th day of June, 2010.

INCORPORATORS:

/s/ Alan D. Port
Alan D. Port

/s/ Stephanie J. Mapes
Stephanie J. Mapes

/s/ Peter J. McDougall
Peter J. McDougall

Category of Business for Vermont Department of
Economic Development’s Data Base:
55 Insurance Carrier

State of Vermont Department of Banking, Insurance, Securities and Health Care Administration 89 Main Street Montpelier, VT 05620-3101 www.bishca.state.vt.us	Consumer Assistance Only: Insurance: 1-800-964-1784 Health Care Admin.: 1-800-631-7788 Securities: 1-877-550-3907

Energy Protection Insurance Company (a proposed corporation)	X X X X X	CERTIFICATE OF GENERAL GOOD

WHEREAS, the Commissioner of Banking, Insurance, Securities and Health Care Administration (hereafter “the Commissioner”) received a Petition pursuant to 8 V.S.A., Section 6006(d) from the above-captioned proposed corporation, to issue thereto a Certificate of General Good; and

WHEREAS, the Commissioner has considered the facts and circumstances surrounding this Petition, including; the character, reputation, financial standing and purposes of the proposed incorporators; the character, reputation, financial responsibility, insurance experience and business qualifications of the proposed officers and directors; and all other facts that the Commissioner has deemed advisable in his review of the Petition;

NOWTHEREFORE, pursuant to the provisions of 8 V.S.A. Section 6006 and based upon the Commissioner’s review and consideration of the facts and circumstances surrounding the Petition, all of which are herein incorporated by reference, the Commissioner does hereby find that the proposed corporation, Energy Protection Insurance Company will promote the general good of the State of Vermont and does issue this Certificate of General Good as evidence thereof.

IN WITNESS HEREOF, I have set my hand and official seal of the Department of Banking, Insurance, Securities and Health Care Administration this 24th day of June, 2010.

/s/ David F. Provost
DAVID F. PROVOST
DEPUTY COMMISSIONER CAPTIVE INSURANCE

CERTIFICATE VALID WITH WATERMARK

Banking	Insurance	Captive Insurance	Securities	Health Care Admin.
802-828-3307	802-828-3301	802-828-3304	802-828-3420	802-828-2900